Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 7th day of December, 2020 (the “Commencement Date”), between Plug Power Inc., a Delaware corporation (the “Company”), and Dirk Ole Hoefelmann (the “Executive”).

WHEREAS, the Executive and the Company have determined to enter into an agreement related to the employment of Executive by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment. The term of this Agreement shall extend from the Commencement Date until the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the anniversary of the Commencement Date and on each anniversary thereafter unless, not less than ninety (90) days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall also terminate upon any Date of Termination (as defined in Section 4) and may be referred to herein as the “Term.

2.Position and Duties. During the Term, the Executive shall serve as the General Manager, Electrolyzers, and shall have responsibilities and duties consistent with his position and such other responsibilities and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executives, provided that such responsibilities and duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

3.Policies. Except as provided herein, the Executive shall be covered by and agrees to comply with all of the Company’s policies and procedures, including but not limited to the Company’s Employee Handbook, on the same terms as are applicable to other executives of the Company.

4.	Compensation and Related Matters.

(a)Base Salary.   The Executive’s initial annual base salary shall be $400,000.00 The Executive’s base salary shall be re-determined annually by the Compensation Committee of the Board. The base salary in effect at any given time is referred to herein as “Base

Salary.” The Base Salary shall be payable in substantially equal installments based upon the payroll cycle of the Company and will be subject to applicable withholdings and deductions.

(b)Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by Compensation Committee of the Board from time to time.

(c)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d)Other Benefits. During the Term, the Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s Employee Benefit Plans in accordance with the terms of such plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term “Employee Benefit Plans” includes, without limitation, each retirement plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3(d) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(e)Vacations. The Executive shall be entitled to 200 hours of paid vacation in each calendar year, which shall be accrued monthly during the cale• year and shall be subject to the Company’s vacation policy. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

5.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death. The Executive’s employment hereunder shall automatically terminate upon his death.

(b)Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by the Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position; (iv) continued non-performance by the Executive of the Executive’s responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (v) a breach by the Executive of the Employee Patent, Confidentiality, and Non Solicitation Agreement between the Executive and the Company (the “Confidentiality Agreement”); (vi) a material violation by the Executive of any of the Company’s written employment policies; (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (viii) the Executive’s failure to honor his fiduciary duties to the Company.

(d)Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 5(c) or result from the death or disability of the Executive under Section 5(a) or (b) shall be deemed a termination without Cause.

(e)Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If the Executive provides notice to the Company under Section 1 that he elects to discontinue the extensions, such action shall be deemed a voluntary termination by the Executive and one without Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events after a Change in Control: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)Notice of Termination. Except for termination as specified in Section 5(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by the Company for Cause under Section 5(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 5(b) or 5(d), thirty (30) days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 5(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 5(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.

6.	Compensation Upon Termination.

(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation determined by the Board to be earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under the Company’s Employee Benefit Plans through the Date of Termination (the “Accrued Benefit”). The Executive shall not be entitled to receive any other termination payments or benefits from the Company except as specifically provided in Section 6(b) or Section 7.

(b)Termination by the Company Without Cause. Except as provided in Section 7, if the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. Except as provided in Section 7, if (i) the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d), (ii) the Executive signs a general release of claims in a form and manner satisfactory to the Company (the “Release”) within 21 days of the receipt of the Release and does not revoke such Release during the seven-day revocation period (if applicable), and (iii) the Executive complies with the Confidentiality Agreement, then

A.The Company shall pay the Executive an amount equal to the sum of one (1) times the Executive’s Base Salary. Such amount shall be paid out either in a lump sum or in installments, per the discretion of the Company, and commencing on the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, whichever is later.

B.As of the Date of Termination, all vested stock options held by the Executive shall be exercisable for twelve (12) months following the Date of Termination; and any unvested stock options, restricted stock or other stock-based equity award will be immediately forfeited upon the Date of Termination.

C.Executive’s coverage under the Company’s group health insurance will extend through the end of the month in which the Date of Termination occurs. Executive may elect COBRA continuation coverage for the group health plans. Notification of conditions and premiums costs to continue health insurance will be provided to Executive following termination. Executive will be responsible for payment of premiums for health insurance coverage secured after the end of the month in which the Date of Termination occurs. In consideration of the loss of various benefits provided by the Company, the Company shall choose to either provide a lump sum payment to Executive equal to twelve (12) times the Company’s share of the monthly health insurance premium for the health insurance plan in force on the Date of Termination, less applicable withholdings and deductions OR provide a monthly subsidy for a period of twelve (12) months and equivalent to the Company’s share of the monthly health insurance premium for the health insurance plan in force on the Date of Termination to offset the Executive’s COBRA cost.

D.The Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to Executive except as otherwise provided under the applicable terms of this Agreement or the Company’s Employee Benefit Plans.

7.Change in Control Payment. The provisions ofthis Section 7 set forth certain terms regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Term. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a)Change in Control. If (i) within twelve (12) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 5(d) or the Executive terminates his employment for Good Reason as provided in Section 5(e), (ii) the Executive signs the Release within twenty-one (21) days of the receipt of the Release and does not revoke the Release during the seven-day revocation period (if applicable), and (iii) the Executive complies with the Confidentiality Agreement, then

A.The Company shall pay to the Executive an amount equal to (i) one-hundred percent (100%) the Executive’s average annual base salary over the three (3) fiscal years immediately prior to the Termination Date (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher) and (ii) one-hundred percent (100%) of the Executive’s average annual bonus over the three (3) fiscal years immediately prior to the Change in Control (or the Executive’s annual bonus for the last fiscal year immediately prior to the Change in Control, if higher). Such amounts shall be paid out either in a lump sum or in installments, per the discretion of the Company, and commencing on the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, whichever is later, subject to Section 7(b) regarding additional limitations and Section 8 regarding IRC Section 409A.

B.Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, on the Termination Date the Executive shall vest in such portion of his stock options and other stock-based awards as he would have vested in if he had remained employed by the Company for twelve (12) months following the Termination Date.

C.Executive’s coverage under the Company’s group health insurance will extend through the end of the month in which the Date of Termination occurs. Executive may elect COBRA continuation coverage for the group health plans. Notification of conditions and premiums costs to continue health insurance will be provided to Executive following termination. Executive will be responsible for payment of premiums for health insurance coverage secured after the end of the month in which the Date of Termination occurs. In consideration of the loss of various benefits provided by the Company, the Company shall choose to either provide a lump sum payment to Executive equal to twelve (12) times the Company’s share of the monthly health insurance premium for the health insurance plan in force on the Date of Termination, less applicable withholdings and deductions OR provide a monthly subsidy for a period of twelve (12) months and equivalent to the Company’s share of the monthly health insurance premium for the health insurance plan in force on the Date of Termination to offset the Executive’s COBRA cost.

D.The Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation.

E.The Company shall have no obligation to make any further payments (salary, bonus or otherwise) or provide any further benefits to Executive except as otherwise provided under the applicable terms of this Agreement or the Company’s Employee Benefit Plans.

(b)	Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

A.If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

B.If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.

(ii)For the purposes of this Section 7(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii)The determination as to which of the alternative provisions of Section 7(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 7(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)Definitions. For purposes of this Section 7, the following terms shall have the following meanings:

“Change in Control” shall be deemed to have occurred in any one of the following events:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries, together with all Affiliates and Associates (as such terms are hereinafter defined) of such person), shall become the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the then outstanding shares of common stock of the Company (the “Stock”) (other than as a result of an acquisition of securities directly from the Company); or

(ii)persons who, as of the effective date of this Agreement (the “Effective Date”), constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)Upon (A) the consummation of any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, did not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) the completion of a liquidation or dissolution that has been approved by the stockholders of the Company; or

(iv)For purposes of this Agreement, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement; provided, however, that no person who is a director or officer of the Company shall be deemed an Affiliate or an Associate of any other director or officer of the Company solely as a result of his position as director or officer of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock outstanding, increases the proportionate number of shares of Stock beneficially owned by any person to 25% or more of the shares of Stock then outstanding; provided, however, that if any such person shall at any time following such acquisition of securities by the Company become the beneficial owner of any additional shares of Stock (other than pursuant to a stock split, stock dividend, or similar transaction) and such person immediately thereafter is the beneficial owner of 25% or more of the shares of Stock then outstanding, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i), as applicable.

8.	Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable and no such benefit shall be provided prior to the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.	Covenants.

(a)Confidentiality Agreement. The Executive acknowledges and agrees that the Employee Patent, Confidentiality, and Non-Solicitation Agreement shall continue in effect as if set forth herein.

(b)Litigation and Regulatory Cooperation. During and after the Term, the Executive shall cooperate fully with the Company and all of its subsidiaries and affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future claims or actions which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Term, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any pre-approved reasonable business travel expenses that are incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(a) after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

(c)Disparagement. During and after the Term, the Executive agrees not to make any disparaging statements concerning the Company or any of its subsidiaries, affiliates or current or former officers, directors, shareholders, employees or agents (“Company Parties”). The Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or good will of the Company or any of the Company Parties. The Executive further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against the Company or any of the Company Parties or that is undertaking any investigation or review of the Company’s or any of the Company Parties’ activities or practices. Nothing in this Agreement prevents Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC nor does it limit Executive’s ability to file a complaint with the Securities and Exchange Commission (“SEC”) or communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC nor does it prevent Executive from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment. These nondisparagement obligations shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

(d)Return of Property. As soon as possible in connection with any termination of the Executive’s employment under this Agreement or when otherwise requested by the Company, the Executive shall return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of computer data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). The Executive shall also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after any Date of Termination. If requested by the Company, Executive will provide a written acknowledgement and certification that all such Company property has been returned and electronic data permanently deleted and that Executive has not shared or provided such information to any third parties. Executive acknowledges and agrees that failure to surrender such property will cause irreparable damage to the Company.

(e)Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of his obligations under this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 10 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any provision of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10.Settlement and Arbitration of Disputes. In the event of any dispute or claim relating to or arising out of the employment relationship, Executive and the Company agree that (i) any and all disputes between Executive and the Company shall be fully and finally resolved on an individual basis only (and not as a class or representative action) by binding arbitration, (ii) Executive is waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $200 of the arbitration fees. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS Employment Arbitration Rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules employment-arbitration. If Executive is unable to access these rules, the Company will provide a hardcopy upon request. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The only claims not covered by this agreement to arbitrate are claims that are not arbitrable by law, which include claims for workers’ compensation, unemployment compensation benefits, suits brought under the Private Attorneys General Act (Cal. Labor Code § 2698), and any claims which are expressly excluded from binding arbitration by controlling law or public policy. Either party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with a claim covered by this agreement to arbitrate, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. Such resort to temporary equitable relief shall be pending in and in aid of arbitration only, and in such cases the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

11.Integration. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, except the Confidentiality Agreement, which remains in full force and effect.

12.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14.Conditions of Offer. The Company’s offer of employment is conditioned on Executive’s submission of satisfactory proof of legal authorization to work in the United States and, if requested, Executive’s completion of a standard background check to the satisfaction of the Company. This offer is also conditioned on Executive signing and returning the Company’s Employee Patent, Confidentiality, and Non-Solicitation Agreement.

15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except (a) as otherwise provided herein, and (b) that the Executive shall have no rights to any severance or similar benefits under any severance pay plan, policy or practice.

19.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict oflaws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

22.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

23.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

24.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date and year first above written.

PLUG POWER INC.

By:	/s/ Andy Marsh
Name:	Andy Marsh
Title:	CEO & President

DIRK OLE HOEFELMANN

By:	/s/ Dirk Ole Hoefelmann
Name:	Dirk Ole Hoefelmann
Title:	General Manager, Electrolyzers